List of Accredited Investors

Investor	Subscription Amount	Shares
Dennis Mehiel	$100,000	285,715
Aileen Gregoire	$35,000	100,000
Wenyu Luo	$30,000	85,715
John Birdsall & Margaret Mintz	$25,200	72,000
Manal Eldumiati	$25,000	71,429